Exhibit 99.1

[First_Name] [Last_Name]

[Email]

In Suresnes,

On June 15, 2021

Re: Exercise of BSA and tender of the underlying Vested Shares

Dear Sir/Madam,

Reference is made to the cash tender offer to be initiated by Tahoe Bidco B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (the "Purchaser") on all the shares of Talend S.A., a société anonyme organized under the laws of France, whose registered office is located at 5-7, rue Salomon de Rothschild, 92150 Suresnes, registered in the Nanterre Trade and Companies Register under number 484 175 252 (the "Company") (including ordinary shares represented by American depositary shares ("ADS")) for a price (the "Offer Price") of $66.00 per ordinary share of the Company and $66.00 per ADS (the "Offer") pursuant to a Memorandum of Understanding ("MoU") dated March 10, 2021 between the Company and Tahoe Bidco (Cayman), LLC, an exempted company incorporated under the laws of the Cayman Islands (the "Parent").

The Purchaser and the Parent are controlled by affiliates of Thoma Bravo, L.P. ("Thoma Bravo"), an investment firm specialized in the software and technology-enabled services sectors.

As at the date hereof, you hold outstanding warrants (bons de souscription d’actions) ("BSA") to purchase ordinary shares of the Company (“Shares”):

-	a portion of your BSA is vested and exercisable (the “Vested BSA”); and

-	a portion of your BSA is unvested and unexercisable (the “Unvested BSA”).

The details and allocation of such BSA as at July 31, 2021 and the per share exercise price for your BSA (the “Exercise Price”) are attached to this notice as Exhibit A.

In the context of the Offer:

(i)	the Board of Directors of the Company has decided to accelerate the vesting of all your Unvested BSA;

(ii)	the Purchaser is offering you the opportunity to exercise all, and no less than all, your BSA through a cashless exercise arrangement to fund the payment of the Exercise Price and any applicable tax withholding obligations, it being provided that such opportunity shall be subject to and conditioned upon your irrevocable undertaking to transfer to the Purchaser all Shares acquired upon the exercise of all your BSA (the “Vested Shares”) during the offering period of the Offer or any subsequent offering period as defined under applicable laws and regulations (as such periods may be extended in accordance with applicable laws and regulations).

Details of the Offer and on how your Vested Shares may be tendered to the Offer can be found here: https://www.sec.gov/Archives/edgar/data/1668105/000119312521188300/d174329dex99a1a.htm.

If all, and no less than all, your Vested Shares are not tendered to the Offer in accordance with the Offer, the exercise of your BSA through the cashless exercise arrangement described above will not become effective.

If you exercise all, and no less than all, your BSA and tender all, and no less than all, your Vested Shares to the Offer, you will receive, shortly following the completion of the Offer, for each Vested Share resulting from the exercise of all your BSA, an amount in cash, without interest, equal to the excess, if any, of the Offer Price over the applicable per share Exercise Price for each such BSA, less any applicable tax withholding amount.

The exercise of your BSA in the context of the cashless exercise arrangement described above is subject to the satisfaction of the conditions set forth in this letter and those described in the Exercise Documents (as described below), including the satisfaction of the Minimum Condition (as defined by article 8.1 of the MoU).

If you wish to exercise your BSA through the cashless exercise arrangement described above, you must complete the form attached as Exhibit B electronically no later than July 23, 2021, 23:59 CET or such later deadline as may be extended by the Purchaser (the “Exercise Deadline”) (the documents for completing the exercise of the Vested Options through the cashless exercise, the “Exercise Documents”). If the Purchaser elects to extend the Exercise Deadline beyond the date identified above, the Company will notify you as soon as possible. Any extension will not impact previously completed Exercise Documents, unless otherwise indicated by the Purchaser.

Please note that if you wish to exercise your BSA through the cashless exercise arrangement described above, you must exercise all, and no less than all, of your BSA.

If you fail to timely complete the Exercise Documents by the Exercise Deadline, you may not have any other opportunity to monetize your BSA or the underlying Shares.

All or part of your BSA may become null and void if not exercised in the context of the Offer, as may be provided under the terms and conditions of your BSA plan(s) and/or the Company may decide to repurchase or reimburse them.

The tax implications of exercising your BSA are complex and you are encouraged to consult with your own legal and tax advisors, accountant, and/or financial advisor before completing the form attached as Exhibit B.

Yours sincerely,

Aaron Ross

General Counsel

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Talend S.A. (“Talend”), Tahoe BidCo B.V. (“Purchaser”) commenced a tender offer for all of the outstanding ordinary shares and American Depositary Shares (“ADSs”), each representing one ordinary share, of Talend on June 11, 2021. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Talend. It is also not a substitute for the tender offer materials that Purchaser filed with the Securities and Exchange Commission (the “SEC”) or the solicitation/recommendation statement that Talend filed on Schedule 14D-9 with the SEC upon commencement of the tender offer. Purchaser filed tender offer materials on Schedule TO with the SEC, and Talend filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY TALEND’S STOCKHOLDERS and ADS HOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement are available to Talend’s stockholders and ADS holders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Talend’s stockholders and ADS holders by contacting Talend at ir@talend.com, or by visiting Talend’s website (www.talend.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Talend with the SEC) are available at no charge on the SEC’s website (www.sec.gov). TALEND’S STOCKHOLDERS AND ADS HOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PURCHASER OR TALEND WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PURCHASER AND TALEND.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Talend’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Talend’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Talend’s most recent annual report on Form 10-K, and any subsequent reports on Form 10-Q or form 8-K filed with the SEC, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) filed by Purchaser, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Talend. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Talend’s expectations as of the date of this report. The forward-looking statements included in this communication are made only as of the date hereof. Talend assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

EXHIBIT A

DETAILS OF THE BSA AS AT JULY 31, 2021*

Name: [Last_Name]

First name: [First_Name]

Email address: [Email]

Grant date	Number of outstanding Unvested BSA	Number of outstanding Vested BSA	Number of underlying shares (vested and unvested)	Applicable per share Exercise Price (in Euros)	Applicable total Exercise Price (in Euros)
[Grant_Date_1]	[Outstanding_Unvested_1]	[Outstanding_Vested_1]	[Outstanding_1]	[Grant_Price_1]	[Total_Exercise_Price_1]
TOTAL	[Aggregate_Outstanding_Unvested]	[Aggregate_Outstanding_Vested]	[Aggregate_Outstanding]	-	[Aggregate_Exercise_Price]

* based on data available as of June 3, 2021

EXHIBIT B

UNDERTAKING TO TRANSFER THE VESTED SHARES

I, the undersigned

First name: [First_Name]

Last name: [Last_Name]

Birth date: [Birth_Date]

having acknowledged the terms of the Offer,

acknowledging that capitalized terms not otherwise defined herein will have the meaning ascribed to them in the notice to which this is attached,

holder of BSA that are fully vested or which vesting has been accelerated pursuant to a Board of Directors resolution dated May 27, 2021,

subject to the consummation of the Offer at the Offer Acceptance Time (as defined by article 3.2.2 of the MoU),

hereby exercise all, and no less than all, my BSA and consequently subscribe to the underlying Vested Shares,

hereby irrevocably agree that the Exercise Price and applicable tax withholdings shall be paid, directly by the Purchaser, on my behalf, on the Company’s account, by way of a delegation of payment (délégation de paiement) in accordance with provisions of article 1336 et seq. of the French Civil Code, hereby confirm my firm and irrevocable commitment to transfer to the Purchaser, as the case may be during the offering period of the Offer or any subsequent offering period as defined under applicable laws and regulations (as such periods may be extended in accordance with applicable laws and regulations), all of the Vested Shares acquired upon exercise of my BSA, acknowledge that as a consequence, I will receive, for each Vested Share resulting from the exercise of my BSA, an amount in cash equal to the excess, if any, of the Offer Price over the applicable per share Exercise Price for such BSA, less any applicable tax withholding amount, on the bank account which details have previously been provided to the Company for payroll purposes, except otherwise instructed, consequently, and in accordance with Articles 1984 et seq. of the French Civil Code, I hereby grant full powers to:

-               Aaron Ross, General Counsel at Talend;

-               Brent Speed, Senior Corporate Counsel, SEC and Corporate Governance at Talend,

each acting separately with full power of sub-delegation to be true and lawful attorneys-in-fact (each, an "Attorney"), to, in my name and on my behalf:

a)            negotiate, modify, finalize, initial, sign and/or certify as true:

(i)            any exercise form (bulletin d’exercice) relating to the exercise of my BSA and the subscription of the Vested Shares;

(ii)           any documentation relating to the sale and tendering of all the Vested Shares resulting from the exercise of the BSA to the Purchaser, in particular, any transfer form (ordre de mouvement), transfer contract, any cerfa form or any other deed, agreement, appendix or form that would be required for the completion of any such sale;

(iii)          any individual undertaking relating to any confidentiality and/or non-disclosure obligation;

b)            represent me at any meeting of any corporate body of the Company (a “Meeting”) which will be necessary for the completion of the transactions contemplated under the MoU (the “Transaction”) and consequently attend any Meeting, sign attendance notes and any other documents, take part in all discussions, cast all votes which I am entitled to cast and generally carry out the necessary procedures in relation to the completion of the Transaction;

c)             and, more generally, in the context of the Transaction or in order to successfully complete the aforementioned actions and facilitate the completion of the Transaction, execute and sign any contract, deed, amendment, exhibit or document (including any letter, any share transfer certificate, any cerfa form, any deed of adherence, all powers to carry out, any report, minutes or written shareholders’ decision), carry out any formality, enter into any commitments, make all declarations, pay any sum and receive receipt in connection thereof, receive all sums and give receipt in connection thereof, give all instructions, certify true any documents and exhibits, elect domicile, and generally do all that is required by circumstances and do all that the Attorney will see fit to do in the context of the Investment or in order to successfully complete the aforementioned actions.

I acknowledge that:

a)	I have been duly informed that the information that I have received is strictly confidential and that I cannot, without incurring any liability, disclose such information without the Company’s express consent;

b)	Neither the Company nor its board of directors makes any recommendation as to whether I should elect to have my BSA treated as described herein. I am making my own decision regarding whether or not to have my BSA treated as described herein.

c)	I have had an opportunity to talk with my own legal counsel, accounting and/or financial advisor prior to completing this form and that I am relying on such person(s) and not the Company or its officers or employees for financial and tax advice as it relates to me;

d)	I have been sufficiently informed of the current position of the applicable tax and social security authorities with respect to the qualification and treatment, for tax and social security purposes, of the potential gains that I would realize in connection with the Transaction;

e)	If I am a U.S. employee, my signing this form will not be construed as a right to my continued employment or service with the Company or any of its subsidiaries or affiliates for any period and my employment or service with the Company or any of its subsidiaries or affiliates can be terminated at any time by me or the Company or any of its subsidiaries or affiliates, with or without cause or notice, subject to applicable laws;

f)	All authority in this form will survive my death or incapacity, and all of my obligations in this form will be binding upon my heirs, personal representatives, successors and assigns; and

g)            I am fully aware that, by means of this power of attorney, I will be personally committed by the sole signature of each Attorney.

I hereby expressly authorize each Attorney to act or execute any contract, deed, appendix, exhibits or document in my name and on my behalf notwithstanding the provisions of Article 1161 of the French Civil Code.

Without prejudice to the power of attorney granted herein, I undertake to ratify any necessary deed, without exception, which each Attorney may perform for the completion of the mandate conferred upon him; each Attorney or any other person that would be substituted shall not be held liable of the non-exhaustive character or inaccuracy of the documents which will be signed in my name and on my behalf and shall not, as a consequence, incur any liability in this respect.

In addition, I hereby declare and warrant that:

a)            all of the BSA that I am electing to exercise are currently outstanding and have not been exercised or transferred; and

b)            the BSA are free and clear of all liens, restrictions, charges, encumbrances and claims.

This undertaking and this power of attorney are irrevocable and shall continue until December 31, 2021.

This document and any non-contractual obligation arising out of or in connection with this document shall be governed by, and construed in accordance with, French law.

All disputes arising out of or in connection with this document (including without limitation with respect to the existence, validity, performance, termination and interpretation of this document and any non-contractual obligation arising out of or in connection with this document) shall be submitted to the exclusive jurisdiction of the Nanterre Commercial Court (Tribunal de Commerce de Nanterre).

I agree to sign electronically this form in accordance with the provisions of articles 1366 et seq. of the French Civil code, through the service provider DocuSign who will ensure the security and integrity of the digital copies of this form in accordance with the Electronic Signature Laws and Regulations. I hereby acknowledge and agree that the signing of this form via the abovementioned electronic process is made in full knowledge of the technology implemented, its relating terms of use and the Electronic Signature Laws and Regulations, and, accordingly, hereby irrevocably and unconditionally waive any right I may have to initiate any claim and/or legal action, directly or indirectly arising out of or relating to the reliability of said electronic signature process and/or the evidence of my intention to enter into this form in this respect.

For the purposes of this form:

•	“EIDAS Regulation” means the Regulation (EU) N°910/2014 of the European Parliament and of the Council dated 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market;

•	“Electronic Signature Laws and Regulations” means articles 1366 and 1367 of the French Civil code, the decree n°2017-1416 dated 28 September 2017 on the electronic signature and the EIDAS Regulation.

By:	__________________________
Name: [First_Name] [Last_Name]
Date: